UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2014

XENCOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36182	20-1622502
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

111 West Lemon Avenue

Monrovia, California 91016

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (626) 305-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2014, our Board of Directors, based on the recommendation of our Compensation Committee, approved 2013 incentive cash bonus payments to our executive officers.  The bonus payments were based on an assessment of achievement of corporate goals established earlier in the year. The 2013 cash bonuses approved for our principal executive officer, our principal financial officer and each of our named executive officers were as follows:

Name	2013 Cash Bonus
Bassil I. Dahiyat, Ph.D.	$121,074
John J. Kuch	$88,482
Ed Baracchini, Jr., Ph.D.	$90,567
Paul Foster, M.D.	$104,611

On February 21, 2014, our Board of Directors, based on the recommendation of our Compensation Committee, approved the grant of stock options to our executive officers pursuant to the Company’s 2013 Equity Incentive Plan. The exercise price for these options is equal to the closing price of the Company’s stock on the NASDAQ Global Market on February 21, 2014 of $11.05. These options have a 10 year term, with 25% of the options vesting after one year and the remaining options vesting ratably on a monthly basis over the remaining three-year period, subject to the executive officer’s continued service to the Company. The individual option grants approved for our principal executive officer, our principal financial officer and each of our named executive officers are set forth below:

Name	Options Granted
Bassil I. Dahiyat, Ph.D.	130,000
John J. Kuch	70,000
Ed Baracchini, Jr., Ph.D.	50,000
Paul Foster, M.D.	90,000

On February 21, 2014, our Board of Directors, based on the recommendation of our Compensation Committee, approved 2014 base salaries for the Company’s executive officers. The individual 2014 base salaries approved for our principal executive officer, our principal financial officer and each of our named executive officers are set forth below:

Name	2014 Base Salary
Bassil I. Dahiyat, Ph.D.	$400,000
John J. Kuch	$273,163
Ed Baracchini, Jr., Ph.D.	$294,750
Paul Foster, M.D.	$369,000

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2014	XENCOR, INC.

	By:	/s/ Bassil I. Dahiyat, Ph.D.
Bassil I. Dahiyat, Ph.D.
President and Chief Executive Officer

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